Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2014 (December 29, 2014 as to the effects of the restatement discussed in Note 17) relating to the consolidated financial statements of Lynden Energy Corp. for the year ended June 30, 2014 appearing in the Registration Statement on Form 10 of Lynden Energy Corp. originally filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2014, as amended by Amendment No. 1 to Registration Statement on Form 10, originally filed with the Commission on December 29, 2014, and as further amended by Amendment No. 2 to Registration Statement on Form 10, originally filed with the Commission on February 10, 2015.

/s/ Deloitte LLP

Chartered Accountants
May 20, 2015